EXHIBIT 99.1

PRESS RELEASE

November 2, 2006

CRESCENT BANKING COMPANY

P.O. Box 668, 7 Caring Way, Jasper, GA 30143, (678) 454-2266, (800) 872-7941, Fax (678) 454-2282

CRESCENT BANKING COMPANY

DECLARES QUARTERLY DIVIDEND AND ANNOUNCES EARNINGS

Crescent Banking Company, Jasper, Georgia (NASDAQ Capital Market–CSNT) (the “Company”) is pleased to announce that its Board of Directors has declared the Company’s 41st consecutive quarterly cash dividend on its common stock. The dividend of $.16 per share, representing an increase of 14% over last quarter’s dividend of $.14 per share, is payable on December 4, 2006 to holders of record on November 23, 2006.

The Company’s net income for the nine months ended September 30, 2006 totaled $5.3 million, which represented net income per share on a basic and a fully diluted basis of $2.05 and $1.98, respectively. In comparison, the Company had net income for the nine months ended September 30, 2005 of $2.9 million, which represented net income per share on a basic and a fully diluted basis of $1.16 and $1.10, respectively. The net income for the first nine months of 2006 represents an increase of 81% from the same period in 2005. The 81% increase in net income primarily was attributable to a $5.2 million increase in our net interest income for the nine month period ended September 30, 2006, when compared to the same period in 2005. The increase in net interest income was due to both an increase in average commercial banking loans of 18% and a 46 basis point increase in our net interest margin.

The Company’s net income for the quarter ended September 30, 2006 totaled $1.8 million, which represented net income per share on a basic and a fully diluted basis of $0.70 and $0.68, respectively. In comparison, the Company had net income for the quarter ended September 30, 2005 of $1.0 million, which represented net income per share on a basic and a fully diluted basis of $0.39 and $0.37, respectively. The third quarter 2006 net income represents an increase of 81% from the same period in 2005. The 81% increase in net income was mainly attributable to a $1.3 million increase in our net interest income for the three month period ended September 30, 2006, when compared to the same period in 2005. The increase in net interest income was due to both an increase in average commercial banking loans of 13% and a 34 basis point increase in our net interest margin.

The Company’s loan portfolio increased from $593.7 million at December 31, 2005 to $672.1 million at September 30, 2006, a $78.4 million, or 13%, increase. The Company opened its full service office at the corner of Reinhardt College Parkway and Riverstone Boulevard in Canton during the third quarter of 2006 and presently anticipates that the construction of its full service office at the corner of Ragsdale Road and Highway 92 in Woodstock will be completed during the fourth quarter of 2006. The Company presently anticipates that the new Woodstock branch will open either late in the fourth quarter of 2006 or early in the first quarter of 2007. The Company now has 10 full service offices, three loan production offices and a corporate office located in seven counties in north Georgia.

Don Boggus, the Company’s President, stated: “We are very pleased with our third quarter performance, as we continue to see earnings at a record level for the Bank. Our third quarter 2006 net income represented an 81.1% increase in net income over the third quarter of 2005. We have experienced an improvement in our net interest margin, which has translated into good earnings growth. We continue to see strong credit quality remaining at a strong level, and at September 30, 2006, our ratio of non-performing assets to total loans and foreclosed properties was only 0.44%. Our annualized net charge offs were only 0.07% of total average loans for the first nine months of 2006. We continue to be excited and committed to building a strong community banking franchise in some of the most attractive markets in Georgia, including some of the fastest growing markets in the United States.”

Crescent Banking Company is a bank holding company headquartered in Jasper, Georgia with total consolidated assets of approximately $760.9 million and consolidated shareholders’ equity of $60 million, or $23.29 per share of common stock, as of September 30, 2006. The Company had approximately 2.6 million shares of common stock outstanding at September 30, 2006. The Company’s common stock is listed on the Nasdaq Capital Market under the symbol “CSNT.”

Cautionary Notice Regarding Forward-Looking Information

Certain of the statements in this press release are “forward-looking statements” for purposes of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such forward-looking statements, including statements about the timing and the effects of the Company’s community banking expansion and branch completion and opening dates, and statements about the markets in which the Company does business, are based on information presently available to management and are subject to various risks and uncertainties, including, without limitation, those described herein and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 under the captions “Special Cautionary Notice Regarding Forward Looking Statements” and “Risk Factors,” and in the Company’s other SEC reports and filings, which include updated and additional risk factors that you should consider. This press release should be read in conjunction with the Company’s financial statements and related footnotes filed with the SEC, including, without limitation, the financial statements and footnotes set forth in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2006, which we presently expect will be filed with the SEC by November 13, 2006. You should not place undue reliance on forward-looking statements, since the statements speak only as of the date that they are made. The Company has no obligation and does not undertake to publicly update, revise or correct any of the forward-looking statements after the date of this press release, or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events or otherwise.